Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated March 22, 2024 (which includes an explanatory paragraph relating to AgeX Therapeutics, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of AgeX Therapeutics, Inc. as of and for the years ended December 31, 2023 and 2022, which is contained in that Prospectus. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, P.C.

San Francisco, California

May 3, 2024